EXECUTION VERSION

December 11, 2020
Mr. Joshua W. Sapan
AMC Networks Inc.
Eleven Pennsylvania Plaza
New York, NY 10001
Re: AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Dear Josh:
This letter, effective upon the date hereof, will confirm the terms of your employment by AMC Networks Inc. (the “Company”) and hereby amends and restates your amended and restated employment agreement dated April 24, 2014.
1.Your title shall remain President and Chief Executive Officer and you will continue to have the powers, responsibilities, duties and authority customary for the chief executive officer of corporations of the size, type and nature of the Company, including, without limitation, those powers, responsibilities, duties and authority you had immediately prior to the date hereof. You will report solely and directly to the Chairman of the Board of Directors of the Company. During your employment as President and Chief Executive Officer, you shall be the highest ranking executive officer of the Company other than the Chairman of the Board. You agree to devote substantially all of your business time and attention to the business and affairs of the Company. Either you or the Company may, upon written notice to the other at least ninety (90) days prior to December 31, 2021, change your title to Vice Chairman for the 2022 calendar year. If your title is so changed to Vice Chairman, your responsibilities will include (i) being available to management and the Board of Directors of the Company on distribution and other related matters and (ii) such other responsibilities as may be assigned to you by or at the direction of the Chairman of the Board commensurate with your experience and reasonably consistent with such responsibilities for a similarly situated executive. You will report solely and directly to the Chairman of the Board. If neither party provides notice to change your title as provided for above, then you shall remain President and Chief Executive Officer for 2022. For avoidance of doubt, in event either party provides notice and you thereby transition to Vice Chairman for the calendar year 2022, your transition, and any change to your powers, responsibilities, duties and authority as well as compensation as provided hereunder, shall not constitute “Good Reason” (as defined in Annex A) under this Agreement or any other arrangement between you and the Company.
2.Your annual base salary will be a minimum of $2,000,000, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its discretion. Your annual base salary shall not be reduced during the term of this Agreement.
3.Your annual target bonus amount will be 200% of your annual base salary, and may range from 0% to 400% of your annual base salary, based on the achievement of certain

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performance criteria established by the Compensation Committee in its discretion (the “Bonus”). Such performance criteria will be set with the same level of difficulty as applied to other senior executives of the Company generally and it is anticipated that such performance criteria will be set with a level of difficulty reasonably consistent with past practice. Your Bonus for any calendar year shall be payable at the same time that annual bonuses are paid to similarly situated executives of the Company, which the Company anticipates will occur no later than March 15th of the following calendar year. For the avoidance of doubt, if you remain employed through the Scheduled Expiration Date, even if you are not employed on the date bonuses are paid for such year (but provided that you have complied with the requirements of Paragraph 10 or 11, as applicable), it is understood that you will be entitled to receive the Bonus for the 2022 calendar year if, when and to the same extent that other similarly situated executives receive payment of bonuses for such year as determined by the Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives).
4.You will be eligible to participate in all employee benefit and retirement plans of the Company at the level available to other members of senior management subject to meeting the relevant eligibility requirements and terms of the plans. You will be entitled to four (4) weeks of vacation per year, to be accrued and used in accordance with Company policy. The Compensation Committee will in good faith review your compensation package (including your salary and target bonus) annually, taking into account the financial and stock performance of the Company relative to other diversified media and entertainment peer companies, and, as a result of such review, may increase your compensation in its sole discretion.
5.For as long as you remain President and Chief Executive Officer, you will be eligible to participate in the long-term cash or equity programs and arrangements of the Company consistent with your role and responsibilities as President and Chief Executive Officer of the Company, and you will receive long-term cash and equity awards with an annual aggregate target value of $14,000,000. If you transition to Vice Chairman in 2022 in accordance with Paragraph 1, you will not be eligible to participate in the long-term cash or equity programs and arrangements of the Company for the 2022 calendar year. The Company agrees that neither the expiration of this Agreement on the Scheduled Expiration Date nor your rights in connection therewith will have any effect on any determination by the Compensation Committee with respect to the amount, terms or form of any long-term incentive awards granted to you in the future. Unless otherwise consented to by you in writing, the ratio of long-term cash and equity awards in any applicable period will be reasonably consistent with past practice and will be the same ratio of long-term cash and equity awards as generally provided to you currently or as provided to other senior executives of the Company generally. If any of your long-term cash and equity awards are subject to performance criteria, the performance criteria will be set with the same level of difficulty as applied to other senior executives of the Company generally and it is anticipated that the performance criteria will be set with a level of difficulty reasonably consistent with past practice.

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6.You received concurrently with the execution and delivery of your employment agreement dated April 24, 2014 a one-time special award of restricted stock units with a target value of $25,000,000 (the “Special Equity Award”). The Special Equity Award will vest on December 31, 2020 (except as otherwise provided in Paragraphs 7(d), 8, 9 and 10 hereof) and is subject to the terms and conditions set forth in the applicable award agreement. The performance objectives applicable to the Special Equity Award are also set forth in the applicable award agreement.
7.Subject to continuing rights each party may have hereunder, either you or the Company may terminate your employment at any time. If, on or prior to December 31, 2022 (the “Scheduled Expiration Date”), your employment with the Company is terminated (i) by the Company, or (ii) by you for “Good Reason” (as defined in Annex A), and at the time of any such termination described above, “Cause” (as defined in Annex A) does not exist, then, subject to your execution and delivery (without revocation within any applicable revocation period) to the Company of the Company’s standard separation agreement (modified to reflect the terms of this Agreement) which agreement will include, without limitation, general releases by you as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in Annex B (a “Separation Agreement”), the Company will provide you with the following benefits and rights:
(a)A cash severance payment in an amount equal to two times the sum of your annual base salary and your annual target bonus in effect at the time your employment terminates (which, for example, based on your annual salary and annual target bonus on the date hereof, would result in a payment of $12,000,000) and such payment shall be payable to you in a lump sum on the 90th day after the termination of your employment;
(b)Each of your outstanding long-term cash performance awards that are subject to performance criteria granted under the plans of the Company shall immediately vest in full and shall be paid only if, when and to the same extent that other similarly situated executives receive payment for such awards as determined by the Compensation Committee (subject to the satisfaction of any applicable performance objectives) provided that, for awards for which the performance periods had not been completed on the date of your termination, the Company will comply with the Rabbi Trust obligations set forth in the last paragraph of this Paragraph 7;
(c)Each of your outstanding long-term cash awards (including any deferred compensation awards under the long-term cash award program) that are not subject to performance criteria granted under the plans of the Company, if any, shall immediately vest in full and shall be payable to you on the 90th day after the termination of your employment;
(d)(i) All of the time based restrictions on each of your outstanding restricted stock and restricted stock units granted to you under the plans of the Company, as

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applicable, including, without limitation, the Special Equity Award, shall immediately be eliminated, (ii) deliveries with respect to any such restricted stock that are not subject to performance criteria shall be made immediately after the effective date of the Separation Agreement, (iii) payment and deliveries with respect to any such restricted stock units that are not subject to performance criteria shall be made on the 90th day after the termination of your employment, and (iv) payments or deliveries with respect to any restricted stock and restricted stock units that are subject to performance criteria shall be made: (A) with respect to the Special Equity Award and any other award granted after the date hereof, to the extent that the Compensation Committee determines that such performance criteria have been satisfied (which determination will be made by the Compensation Committee (1) with respect to performance periods that ended on or prior to your date of termination, within a reasonable period of time following your termination and (2) with respect to performance periods ending after your date of termination, within a reasonable period of time following the end of such performance periods, in each case subject to the Company finalizing any financial information necessary to make the determination), as soon as practicable after such determination; and (B) with respect to any other such restricted stock and restricted stock units granted prior to the date hereof, only if, when and to the same extent that other similarly situated executives receive payment or deliveries for such awards as determined by the Compensation Committee subject to satisfaction of any applicable performance objectives, in each case, provided that, for awards for which the performance periods had not been completed on the date of your termination, the Company will comply with the Rabbi Trust obligations set forth in the last paragraph of this Paragraph 7;
(e)Each of your outstanding stock options and stock appreciation awards under the plans of the Company, if any, shall immediately vest and become exercisable and you shall have the right to exercise each of those options and stock appreciation awards for the remainder of the term of such option or award; and
(f)A pro rated annual bonus for the year in which such termination occurred (based on the number of full calendar months during which you were employed by the Company during the year) only if, when and to the same extent that other similarly situated executives receive payment of bonuses for such year (without adjustment for your individual performance) as determined by the Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives) and, if not previously paid, your annual bonus for the preceding year, if, when and to the same extent that other similarly situated executives receive payment of bonuses for such year (without adjustment for your individual performance) as determined by the Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives).

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(g)The above provisions of this Paragraph 7 to the contrary notwithstanding, to the extent that (i) any awards payable under this Paragraph 7 constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”); and (ii) accelerated payout is not permitted by Section 409A, such awards shall be payable to you at such time as is provided under the terms of such awards or otherwise in compliance with Section 409A.
Notwithstanding the foregoing, in the event of a “Going Private Transaction” or a “Change of Control”, as such terms are defined in your respective long-term cash incentive, restricted stock, restricted stock unit, stock option or stock appreciation right award agreements, or in the event of your death, you will be entitled to receive the more favorable provisions (if any) provided in such award agreements (including with respect to vesting and payment); provided, however, that to the extent any previously granted award agreement provides for “deferred compensation” subject to Section 409A, then payment will not be made prior to the earliest date permitted under Section 409A.
With respect to any of your long-term cash performance, restricted stock and restricted stock unit awards for which the performance periods had not been completed on the date of your termination, (1) the Company will (a) pay a cash amount equal to the target amount of those long-term cash performance awards and (b) deliver a number of shares equal to the number of such restricted stock and restricted stock unit awards, in each case to a trust in compliance with Rev. Proc. 92-64 (the “Rabbi Trust”), and (2) subject to Paragraph 15, the cash and shares in the Rabbi Trust will be paid and delivered to you in accordance with Paragraphs 7(b) and 7(d) (and to the extent performance is not achieved, the cash and shares in the Rabbi Trust will revert to the Company).
8.If you die after a termination of your employment that is subject to Paragraph 7 or 11, your estate or beneficiaries will be provided with any remaining benefits and rights under Paragraph 7 or Paragraph 11, as applicable.
9.If you cease to be an employee of the Company or any of its affiliates prior to the Scheduled Expiration Date as a result of your death or physical or mental disability, you (or your estate or beneficiary) will be provided with the benefits and rights set forth immediately above in Paragraphs 7(b) through (g), and, in the event of your death, such longer period to exercise your then outstanding stock options and stock appreciation awards of the Company as may otherwise be permitted under the applicable stock plan and award letter.
10.If, after the Scheduled Expiration Date, your employment with the Company is terminated by you without Good Reason but only if you had provided the Company with at least six months advance written notice of your intent to so terminate your employment under this provision, and such written notice specifies an effective date of termination no sooner than the first day after the Scheduled Expiration Date, and at the time of such termination, Cause does not exist, then, subject to your execution and delivery (without

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revocation) to the Company of a Separation Agreement, you will be provided with the benefits and rights set forth above in Paragraphs 7(b) through (g). Notwithstanding the foregoing sentence, in the event that you transition to the Vice Chairman role for the 2022 calendar year in accordance with Paragraph 1, and if, after December 31, 2021, your employment with the Company is terminated by you without Good Reason but only if you had provided the Company with at least three months advance written notice of your intent to so terminate your employment under this provision, and such written notice specifies an effective date of termination no sooner than January 1, 2022, and at the time of such termination, Cause does not exist, then, subject to your execution and delivery (without revocation) to the Company of a Separation Agreement, you will be provided with the benefits and rights set forth above in Paragraphs 7(b) through (g).
11.If, after the Scheduled Expiration Date, your employment with the Company is terminated (i) by the Company, (ii) by you for Good Reason, or (iii) as a result of your death or disability, and at the time of any such termination described above, Cause does not exist, then, subject to (except in the case of your death) your execution and delivery (without revocation) to the Company of a Separation Agreement, you or your estate or beneficiary, as the case may be, will be provided with the benefits and rights set forth above in Paragraphs 7(b) through (g).
12.If, prior to, on or after the Scheduled Expiration Date, you cease to be employed by the Company for any reason other than your being terminated by the Company for Cause, you shall have three years to exercise outstanding stock options and stock appreciation awards of the Company unless you are afforded a longer period for exercise pursuant to another provision of this Agreement or any applicable award letter, but in no event shall such stock options or stock appreciation awards be exercisable after the end of the applicable regularly scheduled term (except in the case of death, as may otherwise be permitted under the applicable stock plan and award letter).
13.Upon the termination of your employment with the Company, except as otherwise specifically provided in this Agreement, your rights to benefits and payments under the Company’s pension and welfare plans (other than severance benefits) and any outstanding long-term cash or equity awards shall be determined in accordance with the then current terms and provisions of such plans, agreements and awards under which such benefits and payments (including such long-term cash or equity awards) were granted.
14.You and the Company agree to be bound by the additional covenants, acknowledgements and other provisions applicable to each that are set forth in Annex B, which shall be deemed to be part of this Agreement.
15.The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation.
16.If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will

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instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds. In the event that the payments and benefits payable to you would be reduced as provided in clause (ii) of the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e., later payments will be reduced first) until the reduction specified is achieved.
17.If and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the Company or its affiliates, constitutes “non-qualified deferred compensation” subject to Section 409A of the Code and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid or benefit not provided in respect of the six month period specified in the preceding sentence will be paid to you, together with interest on such delayed amount at a rate equal to the average of the one-year LIBOR fixed rate equivalent for the ten business days prior to the date of your separation from service, in a lump sum or, as applicable, will be provided to you as soon as practicable after the expiration of such six month period. Any such payments or benefit subject to Section 409A shall be treated as separate payments for purposes of Section 409A. Furthermore, to the extent any other payments of money or other benefits due to you could cause the application of an additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A.
18.To the extent any expense reimbursement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.
19.The Company will not take any action that would expose any payment or benefit to you to an acceleration of income, interest or the additional tax of Section 409A(1) , unless (i) the Company is obligated to take the action under agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A. The Company will hold you harmless for

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any action it may take in violation of this Paragraph 19, including any attorney’s fees you may incur in enforcing your rights.
20.It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment comply with Section 409A. If you or the Company believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).
21.This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution and any assignment in violation of this Paragraph 21 shall be void. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
22.To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any controversy or claim between you and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Annex B) or any aspect of your employment with the Company or the termination of that employment.
23.THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.
24.Both the Company and you hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and each of us hereby waives, and agrees not to assert, as a defense that either of us, as appropriate, is not subject thereto or that the venue thereof may not be appropriate. We each hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
25.This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company. From and after the date hereof, this Agreement shall supersede any prior agreements, arrangements, understandings and communications between the parties dealing with such subject matter hereof, whether oral or written.

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26.Certain capitalized terms used herein have the meanings set forth in Annex A hereto.
27.This Agreement shall automatically expire and be of no further effect as of immediately following the Scheduled Expiration Date; provided, however, Paragraphs 2, 8 (in respect of Paragraph 11) and 10 through, and including, 27 shall survive the termination or expiration of this Agreement and shall be binding on you and the Company.
28.The Company hereby agrees that it shall indemnify and hold you harmless to the fullest extent provided in Article VIII of the Company’s By-Laws and on terms no less favorable as those applicable to other similarly situated executives of the Company. To the extent that Company maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein. The provisions of this Paragraph 28 shall survive the expiration or termination of your employment and/or this Agreement.

AMC NETWORKS INC. /s/ James G. Gallagher By: James G. Gallagher Title: Executive Vice President and General Counsel
Accepted and Agreed: /s/ Joshua W. Sapan Joshua W. Sapan

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ANNEX A
DEFINITIONS ANNEX
(This Annex constitutes part of the Agreement)
“Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of Nolo Contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or felony.
Termination for “Good Reason” means that, except as otherwise provided and agreed in this Agreement, (1) without your consent, (A) your base salary or bonus target as an employee is reduced, (B) the Company requires that your principal office be located more than fifty miles from Manhattan, (C) the Company materially breaches its obligations to you under this Agreement, (D) prior to January 1, 2023, you are no longer the President and Chief Executive Officer of the Company, or if you or the Company elects to change your title to Vice Chairman in accordance with Paragraph 1, during calendar year 2022, your title is no longer Vice Chairman, (E) you report directly to someone other than the Chairman of the Board of Directors of the Company, or (F) your responsibilities are materially diminished, (2) you have given the Company written notice, referring specifically to this definition, that you do not consent to such action, (3) the Company has not corrected such action within 15 days of receiving such notice, and (4) you voluntarily terminate your employment within 90 days following the happening of the action described in subsection (1) above.

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ANNEX B
ADDITIONAL COVENANTS
(This Annex constitutes part of the Agreement)
You agree to comply with the following covenants in addition to those set forth in the Agreement.
1.    CONFIDENTIALITY
You agree to retain in strict confidence and not divulge, disseminate, copy or disclose to any third party any Confidential Information, other than for legitimate business purposes of the Company and its subsidiaries. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its subsidiaries or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, advertiser, sponsor, talent, guest, fan, vendor or shareholder lists or data; (iv) technical, creative or strategic information regarding the Covered Parties’ programming, advertising, entertainment, theatrical or other businesses; (v) advertising, business, sales or marketing tactics and strategies; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (vii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (vii) terms of agreements with third parties and third party trade secrets; (viii) information regarding employees, actors, producers, directors, writers or other creative personnel, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; and (ix) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.
If disclosed, Confidential Information or Other Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its affiliates subsidiaries, officers, directors, employees, actors, producers, directors, writers or other creative personnel, consultants or agents or any of the Covered Parties.
Notwithstanding the foregoing, the obligations of this paragraph, other than with respect to subscriber information, shall not apply to Confidential Information which is:
a)    already in the public domain;
b)    disclosed to you by a third party with the right to disclose it in good faith and not intended to be maintained in confidence; or

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c)    specifically exempted in writing by the Company from the applicability of this Agreement.
Notwithstanding anything elsewhere in this Agreement, you are authorized to make any disclosure required of you by any federal, state and local laws or judicial, arbitral or governmental agency proceedings, after providing the Company with prior written notice and an opportunity to respond prior to such disclosure. In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.
2.    Non-Compete
You acknowledge that due to your executive position in the Company and your knowledge of the Company’s confidential and proprietary information, your employment or affiliation with certain entities would be detrimental to the Company. You agree that, without the prior written consent of the Company, you will not represent, become employed by, consult to, advise in any manner or have, directly or indirectly, any material interest in any Competitive Entity (as defined below). A “Competitive Entity” shall mean (1) any person or entity that (i) competes with any of the Company’s or its affiliates’ programming, advertising, entertainment, film production, theatrical, motion picture exhibition or other existing business, nationally or regionally, or (ii) directly competes with any other business of the Company or one of its subsidiaries that produced greater than 10% of the Company’s revenues in the calendar year immediately preceding the year in which the determination is made, or (2) any trade or professional association representing any of the companies covered by this paragraph. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this paragraph. This agreement not to compete will expire upon the first anniversary of the date of your termination of employment with the Company.
3.    Additional Understandings
You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Parties.
Unless the Company determines in good faith that you have committed any malfeasance during your employment by the Company, the Company agrees that its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation.
In the event that you so disparage the Company or make such negative statements, then notwithstanding the above provision to the contrary, the Company may make a proportional response thereto. In the event that the Company so disparages you or makes such negative

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statements, then notwithstanding the above provision to the contrary, you may make a proportional response thereto.
In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, scripts, story outlines, music, lyrics and other technical, business, creative, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.
4.    Further Cooperation
Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation on behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, actors, producers, directors, writers or other creative personnel, representatives, agents or vendors. The Company will pay you for your services rendered under this provision at the rate of $6,800 per day for each day or part thereof, within 30 days of approved invoice therefore.
The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this paragraph and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.
5.    Non-Hire or Solicit
You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company), directly or indirectly (whether for your own interest or any other person or entity’s interest) any then current employee of the Company, or any of its subsidiaries or affiliates, until the first anniversary of the date of your termination of employment with the Company. This restriction does not apply to any employee who was discharged by the Company. In addition, this restriction will not prevent you from providing references.
6.    Acknowledgements.

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December 11, 2020

You acknowledge that the restrictions contained in this Annex B, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex B, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex B, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex B shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex B or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
7.    Surviving.
The provisions of this Annex B shall survive any termination of your employment by the Company or the expiration of the Agreement.

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